SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

September 28, 2006

Date of Report (Date of earliest event reported)

NORTHWEST NATURAL GAS COMPANY

(Exact name of registrant as specified in its charter)

Commission File No. 1-15973

Oregon	93-0256722
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

220 N.W. Second Avenue, Portland, Oregon 97209

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including area code: (503) 226-4211

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Increase in Director Fees

Following the Organization and Executive Compensation Committee’s (“Committee”) review of the existing terms of compensation for non-employee directors and a review of a survey by the Committee’s independent consultant of compensation paid to non-employee directors of companies of comparable size, on September 28, 2006 the Board of Directors approved modifications to the terms of compensation to be paid to non-employee directors, effective January 1, 2007. The compensation terms for non-employee members of the Board of Directors are described below:

Annual Cash Retainer (New Board members and all after 12/31/08):	$65,000
Extra Annual Cash Retainer for Committee Chairs:	$5,000
Extra Annual Cash Retainer for Audit Committee Chair:	$10,000
Extra Annual Cash Retainer for Organization and Executive Compensation Committee Chair:	$10,000
Board Meeting Fees:	$1,500
Committee Meeting Fees:	$1,500

Assuming 14 meetings per year (7 Board and 7 committee), for a Board member who chairs one committee, the expected total annual compensation would be $91,000, up from the current fees of $77,500.

As previously reported, the Company’s Non-Employee Director Stock Compensation Plan (“NEDSCP”) was amended such that the plan terminated as to new awards on January 1, 2005. All existing grants under the NEDSCP will vest according to the terms of the plan. Accordingly, current Board members who have, as of the end of 2006, stock left to vest, will continue to vest such stock at approximately $20,000 worth of stock per year through December 31, 2008. During that time, their annual cash retainer would be $45,000 instead of $65,000.

Deferred Compensation Plan Amendments

Interest Crediting Rate Amendments

On September 28, 2006, the Board of Directors approved amendments to its three nonqualified deferred compensation plans (the Executive Deferred Compensation Plan, the Directors Deferred Compensation Plan and the Deferred Compensation Plan For Directors and Executives) to change the interest crediting rate on cash accounts under the plans. Currently, each plan provides that interest on cash accounts is credited at a rate equal to two percentage points over a Moody’s corporate bond index. In addition, each of the Company’s three nonqualified deferred compensation plans also provide that the interest rate credited on cash accounts under the plan shall always be at least six percent (6%).

Each of the plans were amended such that, beginning January 1, 2007, the plans will (i) credit interest at the same Moody’s corporate bond rate but without the additional two percentage points, and (ii) no longer include a 6% interest rate floor.

Dividend Credit Amendments

Also on September 28, 2006, the Board of Directors amended each of the Executive Deferred Compensation Plan and the Directors Deferred Compensation Plan to simplify administration by conforming the pricing for dividend credits to the pricing method used under the newer Deferred Compensation Plan For Directors and Executives, which is based on the closing stock price on the dividend payment date. The change will be effective as of January 1, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NORTHWEST NATURAL GAS COMPANY (Registrant)

Dated: October 3, 2006	/s/ DAVID H. ANDERSON
David H. Anderson Senior Vice President and Chief Financial Officer

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